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                                                                      Exhibit 11

CAPITOL FIRST CORPORATION

Computation of Earnings per Share (Unaudited)

                                                        Year Ended September 30,
                                                          2004           2003
                                                      ------------   ------------
Shares outstanding beginning of period                  29,612,054     29,290,050
Adjustment correcting prior year treasury shares:                0        322,004
Shares issued during the period:                         3,312,273              0
Shares cancelled during period:                         (3,961,693)             0
                                                      ------------   ------------
Total outstanding                                       28,962,634     29,612,054
                                                      ------------   ------------

Weighted average number of shares
     Outstanding                                        30,010,085     29,412,054
     Net loss                                             (541,178)      (911,957)
     Preferred dividends                                  (218,306)      (119,688)
     Net loss applicable to common shares             $   (759,484)  $ (1,031,645)

Earnings (loss) per share of common stock             $     (0.025)  $     (0.035)
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